Exhibit 21

NATIONAL RETAIL PROPERTIES, INC.

SUBSIDIARIES OF THE REGISTRANT

December 31, 2022

Subsidiary	Jurisdiction of Formation
CCMH V, LLC	Delaware
CNL Commercial Mortgage Funding, Inc.	Delaware
National Retail Properties Trust	Maryland
National Retail Properties, LP	Delaware
Net Lease Funding, Inc.	Maryland
Net Lease Realty I, Inc.	Maryland
NNN - NatGro LLC	Delaware
NNN Athletic I LLC	Delaware
NNN Brokerage Services, Inc.	Maryland
NNN CA Auto Svc LLC	Delaware
NNN GP Corp.	Delaware
NNN PBY LLC	Delaware
NNN SC Trust	Maryland
NNN TRS, Inc.	Maryland
Orange Avenue Mortgage Investments, Inc.	Delaware